UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2012

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On July 3, 2012, the Company announced a reduction in the size of the Board of Directors from eight to five, the resignations of Dr. Calvin Saravis, Mr. Donald Payne, Mr. Alan Rosenson, Mr. Alan Goldberg, and Mr. Gregory Freitag from the Board of Directors, and the appointment to the Board of Directors of life sciences veteran Mr. Vito Mangiardi and Wall Street veteran Mr. Kevin Pollack to fill the open seats. The Company believes that a smaller Board of Directors, comprised of seasoned veterans from Wall Street and the life sciences field, will offer significant value to the Company’s commercialization program and its efforts to secure additional capital.

On June 28, 2012, Alan I. Goldberg, J. Donald Payne, and Alan D. Rosenson resigned as members of the Board of Directors of the Company, all effective June 28, 2012.  Mr. Goldberg served as a director since 2010.  Mr. Goldberg served as a member of the Audit Committee.  Mr. Payne served as a director since 2004.  During this period, Mr. Payne served as Chairman of the Audit Committee and a member of the Compensation and Nominating Committees.  Mr. Rosenson served as a director since 2009.  During his tenure, Mr. Rosenson served as Chairman of the Compensation Committee and a member of the Audit and Nominating Committees.

On June 29, 2012, Calvin A. Saravis and Gregory G. Freitag resigned as members of the Board of Directors of the Company, both effective June 29, 2012.  Dr. Saravis served as a director since 1986.  During this period, he has served as a member of the Nominating Committee, Compensation Committee, Audit Committee, and Scientific Advisory Board.  Mr. Freitag served as a director since 2010.  During this period, Mr. Freitag served as a member of the Audit Committee.

(d)           On July 3, 2012, based on the recommendation of the Nominating Committee, the Board of Directors unanimously elected Vito Mangiardi and Kevin Pollack to the Board of Directors, both effective July 3, 2012.  Mr. Mangiardi and Mr. Pollack will serve as Class II directors with a term expiring in 2013.

Mr. Mangiardi is an accomplished senior executive with proven experience as a President, CEO and COO in the Life Sciences and Bio Energy product and service sectors. He is a strong P&L performer and corporate strategist in General Management, Operations, Sales/Marketing, and Science. Mr. Mangiardi has held positions as a Research Chemist for Bio-Rad Laboratories, Inc.; Sales & Marketing Director for Baxter Travenol, Inc.; Executive VP and COO for Quintiles Transnational Corp.; President and CEO of Diagnostics Laboratories, Inc., Clingenix, Inc., and Bilcare, Inc.; and President of AAI Pharma, Inc.  More recently he was the COO/Deputy Director of Operations and Production at the University of California Lawrence Berkeley National Laboratory Joint Genome Institute. Mr. Mangiardi has experience with three start-ups, two midsize, and several mature companies, and has international experience leading and managing organizations on four continents. He has vast experience in leading alliances, acquisitions, due diligence, and post-acquisition assimilation. Mr. Mangiardi has been on the board of directors of three companies and has proven success in working with both national and international investment groups to raise funds.  Mr. Mangiardi earned a BS in Biology/Chemistry from Eastern Illinois University and two MBA degrees from Golden Gate University - in General Management and in Marketing.  Mr. Mangiardi is listed as an inventor in eight patents and is a member of numerous professional organizations.

Mr. Pollack is a Managing Director at Paragon Capital, a private investment firm focused primarily on investing in U.S.-listed companies. He also serves as President of Short Hills Capital LLC, where he provides a range of advisory services to investors, asset management firms, institutions, and companies. Prior to that, he worked as an investment banker at Banc of America Securities LLC, focusing on corporate finance, and on mergers and acquisitions. He started his career at Sidley Austin LLP (formerly Brown & Wood LLP) as a securities attorney focusing on corporate finance, and on mergers and acquisitions. Mr. Pollack currently sits on the Board of Directors of Lightlake Therapeutics Inc., a developing biopharmaceutical company focused on building a platform of biopharmaceutical solutions to common addictions and related disorders, and on the Board of Directors of MagneGas Corporation, the developer of a technology that converts liquid waste into a hydrogen-based metal working fuel and natural gas alternative. Mr. Pollack graduated Magna Cum Laude from The Wharton School of the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University.

Mr. Mangiardi and Mr. Pollack will receive an annual board retainer in the amount of $20,000.  Each of Mr. Mangiardi and Mr. Pollack have agreed to accrue such fees until such time in the future that the Board determines that the overall financial and cash position of the Company will allow payments of such amounts.  The Company and each of Mr. Mangiardi and Mr. Pollack have further agreed that in lieu of payment their annual board fees for their first year of service, the entire $20,000 annual board retainer would be converted into the Company’s private placement of units consisting of Series G Convertible Preferred Stock and Warrants to purchase restricted Common Stock in Units pursuant to the terms of the Private Placement.  In addition, as non-employee directors, Mr. Mangiardi and Mr. Pollack were granted options to purchase 25,000 shares of the Company’s common stock upon appointment as directors and 25,000 shares for the first year of service.  Each of Mr. Mangiardi and Mr. Pollack will also receive options to purchase 25,000 shares of the Company’s Common Stock on the anniversary of their appointment as directors.

Item 9.01                      Financial Statements and Exhibits

(d)     Exhibits

Exhibit Number	Exhibit Description
99.1	Press release dated July 3, 2012 of Pressure BioSciences, Inc. furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 5, 2012	PRESSURE BIOSCIENCES, INC.
/s/ Joseph L. Damasio Jr.
	By:	_____________________________
Joseph L. Damasio Jr, Vice President of Finance and Administration

EXHIBIT INDEX
Exhibit Number	Exhibit Description
99.1	Press release dated July 3, 2012 of Pressure BioSciences, Inc. furnished herewith.